Boston Acoustics Announces Fourth Quarter and Fiscal Year 2003 Results

    PEABODY, Mass.--(BUSINESS WIRE)--June 11, 2003--Boston Acoustics, Inc. (NASDAQ:BOSA) today announced its financial results for the fourth quarter and the fiscal year ended March 29, 2003.
    Net sales for the quarter were $13.4 million compared to $20.6 million for the same period a year ago, a decrease of $7.2 million or 35%. The Company reported net income for the quarter of $419,000 compared to $1.5 million for the corresponding period last year. Diluted earnings per share were $.10 compared to $.32 per share for the corresponding period last year. Although the Company had net income for the fourth quarter, it incurred an operating loss during the quarter of approximately $2.6 million. The operating loss during the quarter is attributed in part to expenses of approximately $600,000 related to headcount reductions and the transfer of manufacturing operations of Snell Acoustics, a wholly owned subsidiary, to the Company's Peabody, Massachusetts facility. During the quarter, the Company also recorded a tax benefit to recognize a deferred tax asset related to the current year's operating loss and identified certain research tax credits for prior fiscal years.
    Net sales for the fiscal year decreased to $70.6 million compared to $85.3 million for the same period a year ago. Net income for the year was $1.8 million compared to $3.9 million a year ago, while diluted earnings per share decreased to $.41 per share compared to $.82 per share last year.
    Of the $14.7 million decrease in sales for fiscal year 2003, $6.9 million was attributable to the OEM/Multimedia segment of the Company's business and $7.8 million resulted from a decline in its Core sales.
    CEO Moses Gabbay stated, "Principally, in response to the continued weak economy, the Company implemented a corporate reorganization and rationalization plan at the end of March 2003. The program was designed to increase corporate efficiency, reduce the length of time required to develop new products and to allow increased emphasis on new product development. We anticipate these operational changes and headcount reductions will result in annual savings of approximately $5.2 million in fiscal 2004. It should be noted that significant product development expenditures were incurred throughout fiscal 2003 on the OEM automotive program; and on the "integrated" development program which combines our high performance speakers with electronics of comparable quality. These programs should lead to enhanced levels of profitability when the economy returns to more normal levels; when the Company begins shipping product in fiscal 2005 under the OEM automotive contract announced in June 2002; and when new "integrated" product introductions contribute more fully to Company sales. We will continue to assess our needs in order to respond to the fluctuations in market demand, but remain focused on developing products that will position the Company to grow revenue at increasing margins as the market improves."
    Mr. Gabbay added "Despite the current state of the economy, the Company's cash flow remains positive; inventories have been reduced in line with sales; cash and cash equivalents have increased from approximately $5.1 million at the end of fiscal 2002 to approximately $6.9 million at the end of fiscal 2003; and that the Company has no indebtedness. Furthermore, the Company recently reported that its Board of Directors has declared and authorized the payment of the regular quarterly dividend of $.085 per common share. The Directors dividend action demonstrates their continuing confidence in the fundamental strength of the Company and its future prospects."

    Boston Acoustics, Inc. provides audio solutions for home entertainment, automobiles and personal computers. Founded in 1979, Boston Acoustics is located in Peabody, Massachusetts.

                                             Three Months Ended

                                      March 29, 2003   March 30, 2002

Net Sales                                $13,380,438      $20,620,631
Cost of Goods Sold                         9,723,987       14,212,939
  Gross Profit                             3,656,451        6,407,692
Selling and Marketing Expenses             2,676,557        2,504,787
General and Administrative Expenses        1,385,939        1,168,852
Engineering and Development Expenses       2,209,294        1,401,643
  Total Operating Expenses                 6,271,790        5,075,282
  Income (Loss) from Operations           (2,615,339)       1,332,410
Interest Income (Expense), net               118,309           (2,890)
Other Income                                  42,066           73,159
  Income (Loss) before provision for
   income taxes                           (2,454,964)       1,402,679
Benefit for Income Taxes                  (2,874,000)         (85,000)
  Net Income                             $   419,036      $ 1,487,679

Basic Earnings per Share                 $       .10      $       .32
Diluted Earnings per Share               $       .10      $       .32
Weighted Average Shares Outstanding
    Basic                                  4,401,595        4,595,595
    Diluted                                4,419,308        4,615,767

                                            Twelve Months Ended

                                      March 29, 2003   March 30, 2002

Net Sales                                $70,629,162      $85,335,768
Cost of Goods Sold                        48,867,166       59,135,678
  Gross Profit                            21,761,996       26,200,090
Selling and Marketing Expenses            10,690,311       10,446,858
General and Administrative Expenses        5,174,316        4,806,545
Engineering and Development Expenses       6,772,875        5,252,466
  Total Operating Expenses                22,637,502       20,505,869
  Income (Loss) from Operations             (875,506)       5,694,221
Interest Income (Expense), net               163,098         (154,863)
Other Income (Expense)                       309,292          (68,959)
  Income (Loss) before provision for
   income taxes                             (403,116)       5,470,399
Provision (Benefit) for Income Taxes      (2,246,000)       1,560,000
  Net Income                             $ 1,842,884      $ 3,910,399

Basic Earnings per Share                 $       .41      $       .82
Diluted Earnings per Share               $       .41      $       .82
Weighted Average Shares Outstanding
    Basic                                  4,487,908        4,774,746
    Diluted                                4,552,100        4,784,926

Consolidated Balance Sheets

                                      March 29, 2003   March 30, 2002
Assets
Current Assets
Cash and cash equivalents                $ 6,941,222      $ 5,134,558
Accounts receivable, net                   6,582,033       10,830,538
Inventories                               11,919,039       14,370,308
Deferred income taxes                      3,577,376        1,724,000
Prepaid income taxes                       1,449,580          441,860
Prepaid expenses and other
 current assets                            1,009,369          568,932
  Total current assets                    31,478,619       33,070,196
Property and Equipment, net               12,190,549       13,919,964
Other Assets                                 995,216        1,428,286
  Total assets                           $44,664,384      $48,418,446

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                         $ 5,630,246      $ 5,230,684
Accrued payroll & related expenses           602,589        1,185,529
Current maturity of line of credit               ---        2,500,000
Other current liabilities                  2,453,231        1,485,995
  Total current liabilities                8,686,066       10,402,208
Minority Interest in Joint Venture            37,344           18,265
Shareholders' Equity                      35,940,974       37,997,973
  Total liabilities and shareholders'
   equity                                $44,664,384      $48,418,446


    Certain statements in this press release contain certain forward-looking statements concerning Boston Acoustics' operations, economic performance and financial condition. Such forward-looking statements are based on a number of assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Boston Acoustics to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed in the Company's Annual Report on Form 10-K for the fiscal year ended March 30, 2002. The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

    CONTACT: Boston Acoustics, Inc.
             978/538-5000
             Moses Gabbay
             Moses@bostona.com
             or
             Debby Ricker-Rosato
             DRicker@bostona.com